UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 22, 2019 (May 20, 2019)

China Bat Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36055	45-4077653
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 104, No. 33 Section D,

No. 6 Middle Xierqi Road,

Haidian District, Beijing, China

(Address of Principal Executive Offices)

+86 (010) 59441080

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	GLG	Nasdaq Capital Market

Item 1.01.  Entry into a Material Definitive Agreement.

On May 20, 2019, China Bat Group, Inc. (the “Company”) and certain institutional investors (the “Purchasers”) entered into a securities purchase agreement (the “Purchase Agreement”), pursuant to which the Company agreed to sell to such investors an aggregate of 1,440,000 shares of common stock (the “Common Stock”) in a registered direct offering and warrants to purchase up to approximately 1,080,000 shares of the Company’s Common Stock in a concurrent private placement, for gross proceeds of approximately $1.5 million (the “Financing”). The warrants will be exercisable after 6 months of the date of issuance and have an exercise price of $1.32. The warrants will expire 5.5 years from the date of issuance. The purchase price for each share of Common Stock and the corresponding warrant is $1.05. Each warrant is subject to anti-dilution provisions to reflect stock dividends and splits or other similar transactions, but not as a result of future securities offerings at lower prices. The warrants contain a mandatory exercise right for the Company to force exercise of the warrants if the Company’s common stock trades at or above $3.96 for 20 consecutive trading days provided, among other things, that the shares issuable upon exercise of the warrants are registered or could be sold pursuant to Rule 144 and the daily trading volume exceeds 200,000 shares per trading day on each trading day in a period of 20 consecutive trading days prior to the applicable date.

The Company agreed in the Purchase Agreement that it would not issue any Common Stock (or Common Stock equivalents) for 30 calendar days following the closing of the Offering subject to certain exception. The Company also agreed in the Purchase Agreement that it would file with the Commission a registration statement on Form S-1 (or such other form as the Company is then eligible to use) as soon as practicable (and in any event within 45 calendar days of the date of the Purchase Agreement) providing for the resale by the Purchasers of the shares of Common Stock issuable upon exercise of the Warrants, and that it would use commercially reasonable efforts to cause such registration statement to become effective as soon as practicable. In addition, the Company agreed to reduce the exercise of the warrants issued on April 15, 2019 from $2.20 to $1.32.

The Company currently intends to use the net proceeds from the Financing for working capital and general corporate purposes. The Financing is expected to close on or about May 23, 2019, subject to satisfaction of customary closing conditions.

The Company entered into a letter agreement dated May 17, 2019 (the “Letter Agreement’) with Maxim Group LLC, as exclusive placement agent (the “Placement Agent”), pursuant to which the Placement Agent agreed to act as the sole lead/exclusive placement agent in connection with the Financing.  The Company agreed to pay the Placement Agent an aggregate fee equal to 7% of the gross proceeds raised in the Financing. The Company also agreed to reimburse the Placement Agent for certain expenses, including for fees and expenses related to legal expenses limited to $20,000.

A copy of the Letter Agreement, form of the Purchase Agreement, form of the Lock-up Agreement, and form of warrants are attached hereto as Exhibits 10.1, 10.2, 10.3, and 4.1, respectively, and are incorporated herein by reference. The foregoing summaries of the terms of the Letter Agreement, Purchase Agreement, the Lock-up Agreement and the warrants are subject to, and qualified in their entirety by, such documents.

On May 21, 2019, the Company issued a press release announcing the Financing. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

On May 20, 2019, the Company entered into the Purchase Agreement described in Item 1.01 of this Current Report on Form 8-K pursuant to which, among other things, it agreed to issue the warrants to the Purchasers. The offering of the warrants is being made pursuant to an exemption from the registration requirements of Section 5 of the Securities Act contained in Section 4(a)(2) thereof and/or Regulation D promulgated thereunder. The disclosures in Item 1.01 of this Form 8-K regarding the Warrants and the shares of Common Stock issuable upon the exercise thereof are incorporated by reference into this Item 3.02.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

4.1	Form of Common Stock Purchase Warrant.

4.2	Form of Amended & Restated Common Stock Purchase Warrant.

5.1	Legal Opinion of Hunter Taubman Fischer & Li LLC.

10.1	Letter Agreement, dated May 17, 2018, between China Bat Group, Inc. and Maxim Group LLC.

10.2	Securities Purchase Agreement dated May 20, 2019, among China Bat Group, Inc. and certain institutional investors.

99.1	Press Release dated May 21, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA BAT GROUP, INC.

Date: May 22, 2019	By:	/s/ Jiaxi Gao
	Name:	Jiaxi Gao
	Title:	Chief Executive Officer

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